SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                       Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant  |x|
Filed by a party other than the Registrant |_|

Check the appropriate box:

|_|      Preliminary proxy statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|x|      Definitive proxy statement
|_|      Definitive additional materials
|_|      Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          INTERNET COMMERCE CORPORATION
                          -----------------------------
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

         |x|      No fee required.
         |_|      Fee computed on table below per Exchange Act Rules 14a-6(c)(1)
                  and 0-11.
         (1)      Title of each class of securities to which transaction
                  applies:
         (2)      Aggregate number of securities to which transaction applies:
         (3)      Per unit price or other underlying value of transaction
                  computed pursuant to Exchange Act Rule 0-11 (set forward the amount on which the filing fee is calculated and state how it was determined):
         (4)      Proposed maximum aggregate value of transaction:
         (5)      Total fee paid:

         |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         |_|      Fee paid previously with preliminary materials.

         |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:

                          Internet Commerce Corporation
                           805 Third Avenue, 9th Floor
                            New York, New York 10022
                                 (212) 271-7640

                                                                    May 22, 2000


Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders which will be held on June 19, 2000, at 9:00 a.m. at the New York Marriott East Side, 525 Lexington Avenue, New York, New York 10017. We hope that you will be able to attend the Annual Meeting in person, but to ensure that your vote is counted, please mark, date, sign and return, at an early date, the enclosed proxy in the prepaid envelope. If you have any questions or need assistance in voting your shares, please call Larry Danziger at (212) 271-7645.

        A copy of the Company's Annual Report to Stockholders for the year ended July 31, 1999 is enclosed.

        The Board of Directors and Management look forward to seeing you at the meeting.



                                            Sincerely yours,

                                            /s/ Dr. Geoffrey S. Carroll
                                            ----------------------------
                                            Dr. Geoffrey S. Carroll
                                            President and
                                            Chief Executive Officer

                          INTERNET COMMERCE CORPORATION

                    Notice of Annual Meeting of Stockholders
                            to be held June 19, 2000


               The Annual Meeting of Stockholders (the "Annual Meeting") of Internet Commerce Corporation (the "Company") will be held at the New York Marriott East Side, 525 Lexington Avenue, New York, New York 10017 on June 19, 2000, at 9:00 a.m., for the following purposes:

        1. To elect two directors for a term expiring at the next annual meeting of stockholders, to elect three directors for a term expiring at the second annual meeting of stockholders following this Annual Meeting, and to elect three directors for a term expiring at the third annual meeting of stockholders following this Annual Meeting.

        2.      To approve the Company's Amended and Restated Stock Option Plan.

        3. To ratify the Company's selection of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending July 31, 2000.

        4. To transact such other business as may properly come before the Annual Meeting and any postponement or adjournment of the Annual Meeting.

        The Board of Directors has fixed the close of business on May 12, 2000 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof. A complete list of stockholders entitled to vote will be available at the Company's office, 805 Third Avenue, 9th Floor, New York, New York 10022, during the ten days before the meeting.



May 22, 2000                                By Order of the Board of Directors,

                                            /s/ Dr. Geoffrey S. Carroll
                                            -----------------------------
                                            Dr. Geoffrey S. Carroll
                                            President and
                                            Chief Executive Officer

                          Internet Commerce Corporation
                           805 Third Avenue, 9th Floor
                            New York, New York 10022
                                 (212) 271-7640

                                ----------------
                                 PROXY STATEMENT
                                ----------------

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Internet Commerce Corporation, a Delaware corporation ("ICC" or the "Company"), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held at the New York Marriott East Side, 525 Lexington Avenue, New York, New York 10017 on June 19, 2000 at 9:00 a.m. and any postponement or adjournment thereof ("the Annual Meeting"). The shares represented by the proxies received in response to this solicitation and not revoked will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. As to matters coming before the Annual Meeting for which a choice has been specified by a stockholder on the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR each proposal described and each director specified in this Proxy Statement.

        Stockholders of record of the Company's Class A Common Stock (the "Class A Common Stock"), the Class B Common Stock (the "Class B Common Stock") and the Series C Convertible Redeemable Preferred Stock (the "Series C Preferred Stock") at the close of business on May 12, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 6,189,791 shares of Class A Common Stock outstanding and entitled to vote. Each holder of Class A Common Stock is entitled to one vote for each share held as of the Record Date. As of the close of business on the Record Date, the Company had 85,728 shares of Class B Common Stock outstanding and entitled to vote. The Class B Common Stock is entitled to vote together with the Class A Common Stock and the Series C Preferred Stock; each share of the Class B Common Stock is entitled to six votes per share. As of the close of business on the Record Date, the Company had 10,000 shares of Series C Preferred Stock outstanding and entitled to vote. The Series C Preferred Stock is entitled to vote together with the Class A Common Stock and the Class B Common Stock; each share of the Series C Preferred Stock is entitled to approximately 44.76 votes per share.

        Approval of Proposals Two and Three and any other matter submitted to stockholders for approval at this Annual Meeting will require the affirmative vote of a majority of the aggregate voting power of the shares of outstanding Class A Common Stock, Class B Common Stock and Series C Preferred Stock present in person or represented by proxy at the Annual Meeting, voting together as a single class. Directors are elected by a plurality vote of the aggregate voting power of the shares of Class A Common Stock, Class B Common Stock and Series C Preferred Stock present in person or represented by proxy, voting together as a single class. For the election of directors, votes may be cast in favor of or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions with respect to any other matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes.

        Abstentions and broker non-votes are treated as shares that are present for purposes of determining the presence or absence of a quorum. However, broker non-votes will not be counted for the purposes of determining the number of votes cast with respect to the particular proposal on which a broker has not voted. Therefore, broker non-votes will not affect the determination as to whether the requisite majority of votes cast has been obtained with respect to a particular proposal.

        The entire expense of printing, preparing, assembling and mailing proxy materials and the cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of the Company by personal interview, telephone, telegram or facsimile. No additional compensation will be paid to such persons for such solicitation. The Company has retained D.F. King & Co., Inc. to assist it in the solicitation of proxies for the Annual Meeting at an estimated cost of $9,000.

        The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to, and obtaining voting instructions from, the beneficial owners of the Class A Common Stock.

        This Proxy Statement and the accompanying form of proxy, together with a copy of the Company's Annual Report to Stockholders for the year ended July 31, 1999, are being mailed to stockholders on or about May 22, 2000.

                                    IMPORTANT

        Please mark, date and sign the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope so that, whether you intend to be present at the Annual Meeting or not, your shares of Class A Common Stock, Class B Common Stock or Series C Preferred Stock can be voted. This will not limit your right to attend or vote at the Annual Meeting.

                                  PROPOSAL ONE

              ELECTION OF CLASS I, CLASS II AND CLASS III DIRECTORS

        The Company has three classes of directors (each a "Class"), subject to a maximum of ten directors. Each Class consists of a number of directors as nearly as possible equal to the number of directors in the other classes. Two Class I directors are to be elected at this Annual Meeting for a term expiring at the next annual meeting of stockholders or until such directors' successors shall have been duly elected and qualified. Three Class II Directors are to be elected at this Annual Meeting for a term expiring at the second annual meeting of stockholders following this Annual Meeting or until such directors' successors shall have been duly elected and qualified. Three Class III Directors are to be elected at this Annual Meeting for a term expiring at the third annual meeting of stockholders following this Annual Meeting or until such directors' successors shall have been duly elected and qualified. At each annual meeting of stockholders after this Annual Meeting, the class of directors whose term expires at such annual meeting will be elected for a three-year term.

        Unless authority to vote for directors is withheld, the Company intends that the shares represented by the enclosed proxy will be voted for the election of each of the directors named below, all of whom are currently members of the Board of Directors of the Company. In the event any such nominee becomes unable or unwilling to accept nomination or election, the shares represented by the enclosed proxy will be voted for the election of such persons as the Board of Directors in its discretion may select. The Board of Directors has no reason to believe that any of such nominees will be unable or unwilling to serve.

        Set forth below is certain information regarding the Company's directors, including information furnished by them as to their principal occupations and business experience for the past five years, certain directorships held by each, their respective ages as of May 22, 2000 and the year in which each became a director of the Company. Each director has served continuously with the Company since his or her first election as indicated below.

                                    DIRECTORS

        Name                                Age                  Director Since
        ----                                ---                  --------------

        Class I

James A. Ortenzio 1,2                       54                          1999
Charles C. Johnston 1,2                     65                          1996

        Class II

G. Michael Cassidy                          47                          1998
Michele Golden                              40                          1998
Arthur R. Medici                            51                          1996

        Class III

Richard J. Berman                           57                         1998
Dr. Geoffrey S. Carroll                     50                         1999
Matthew D. Wolk                             46                         2000

1)      Member of the Company's Audit Committee.
2)      Member of the Company's Compensation Committee.

James A. Ortenzio has been chairman of JAO Holdings since 1982. JAO Holdings is a private company with investments in the fashion, food and real estate industries. Since 1996, he has also served as chairman of the Hudson River Park Trust under Governor George Pataki. Mr. Ortenzio was appointed to the Board of the Economic Development Corporation of the City of New York by Mayor Rudolph Giuliani in 1994. Mr. Ortenzio has also served as Chairman of Transition for the New York State Attorney General Dennis Vacco, Chairman of Economic Development Transition for Governor George Pataki and is currently Senior Advisor to the U.S. Department of Defense. He is also a member of the Board of Trustees of Cornell University.

Charles C. Johnston is presently an active private investor. From 1990 to 1992, Mr. Johnston was chairman of Teleglobe Inc., a computer services company. Since January 1990, Mr. Johnston has been a member of the Board of Directors of Teleglobe Inc. From 1969 to 1989, he was Chairman and Chief Executive Officer of ICI Systems Inc., a computer services company.

G. Michael Cassidy has been the Executive Vice President - Sales for the Company since July 1999 and is the developer of the business model of the Company and a co-founder of Internet Commerce Corporation, a former subsidiary of the Company which was incorporated in April 1997. In September 1998, Internet Commerce Corporation was merged into Infosafe Systems, Inc. and Infosafe Systems, Inc. changed its name to Internet Commerce Corporation. Mr. Cassidy is currently responsible for ICC's marketing and sales strategies and industry positioning. From August 1993 to October 1996, Mr. Cassidy was President and Chief Executive Officer of Greentree Software, a software development company specializing in supply chain management software solutions for Fortune 1000 companies. He began his sales career at International Business Machines Corporation and later managed strategic alliances for Coopers & Lybrand, certified public accountants.

Michele Golden is a co-founder of Internet Commerce Corporation, a former subsidiary of the Company, and was an Executive Vice President of the Company from May 1998 until March 2000. Ms. Golden has more than 10 years of senior management experience in electronic commerce initiatives. Ms. Golden previously was president and founder of New Paradigm Golden-link, an EDI service provider. From 1992 to 1994 she was vice president of business development of CIS Corporation, a computer software company.

Arthur R. Medici has been the Senior Vice President of Marketing of Cable & Wireless USA, Inc., the United States subsidiary of a global telecommunications company, since February 1999. He was president of ICC from November 1996 to January 1999. From November 1996 to September 1998 he also served as the Chief Executive Officer of ICC. From August 1994 to November 1996, Mr. Medici was president of the North American division of Derwent

Information, Ltd., a producer of international patent abstracts and information formatted for print, CD-ROM and digital online delivery. From November 1990 to August 1994, Mr. Medici was a senior vice president of Thomson & Thomson. Both companies are subsidiaries of The Thomson Corporation's Intellectual Property Resources Group.

Richard J. Berman joined ICC in September 1998 as chairman and chief executive officer and served as the Company's Chief Executive Officer until June 1999. For more than 15 years prior to September 1998, Mr. Berman, through American Acquisition Company, acted as principal in venture capital and real estate, as an advisor in mergers and acquisitions and as a source of funding for small growth companies. He was also the chairman of Prestolite Battery Company, the largest battery producer in Canada, which merged with Exide Corporation in 1993.

Dr. Geoffrey S. Carroll has been President and Chief Executive Officer of the Company since June 1999. From January 1998 to October 1998, Dr. Carroll served as President and Chief Executive Officer of LCC International, Inc., one of the world's largest suppliers of integrated infrastructure resources to the wireless telecommunications industry. From 1996 to 1997, Dr. Carroll served as Chief Executive Officer of Origin B.V., the information technology services subsidiary of Philips N.V., Europe's largest electronics manufacturer. Prior to 1996, Dr. Carroll spent six years with Electronic Data Systems (EDS) in the capacities of group executive for Europe, member of the EDS Europe board of directors and president of Northern Europe. Dr. Carroll has spent his entire career in the information technology field.

Matthew Wolk has been Vice President of Strategic Business Development - Global Operations of Cable & Wireless PLC ("Cable & Wireless") since October 1999. From August 1998 to March 1999, Mr. Wolk served as Vice President of Wireless Data Products for Philips Consumer Communications LP ("PCC"), a division of Royal Dutch Philips NV that manufactures and markets consumer communications products sold worldwide. From September 1997 to March 1999, Mr. Wolk served as Vice President of Global Strategic Business Development of PCC and from September 1996 to August 1997 he served as Vice President of Marketing - Americas of PCC. Mr. Wolk was also a founder and President of 21st Century Marketing Corporation ("CMC"), which provides consulting services, from 1983 to 1996 and of National Accounts Management Company ("NAMCO"), which is a national sales organization, from 1983 to 1992. These companies assisted domestic and foreign brand-name consumer manufacturing clients to enter the Americas markets and to expand international business. Mr. Wolk has been a director of Telemac Corporation since 1997.

Executive Officers

        The executive officers of the Company, along with their respective ages and positions with the Company, are as follows:

Name                         Age        Position

Richard J. Berman            57         Chairman of the Board
Dr. Geoffrey S. Carroll      50         President and Chief Executive Officer
Richard Blume                52         Executive Vice President and Chief
                                        Operating Officer
G. Michael Cassidy           47         Executive Vice President Sales

David Hubbard                44         Chief Technology Officer
Walter M. Psztur             41         Chief Financial Officer, Secretary

Richard Blume has been Executive Vice President and Chief Operating Officer of the Company since June 1999. Prior to joining ICC, Mr. Blume served as chief operating officer - U.S. and president of the wireless division of Long Distance International Inc., a facilities-based international telecommunications common carrier. From 1994 to 1996, Mr. Blume was President of Digitable Communications Inc., a satellite transponder, brokerage service and business development firm. Mr. Blume was a founder and chief executive officer of Action Pay Per View, a national pay per view movie network, and President of United Satellite Communications, the first broadcast satellite company in the U.S.

David Hubbard has been the Chief Technology Officer of the Company since April 1997. He has more than 20 years of large systems design experience. Prior to joining the Company, Mr. Hubbard was the Chief Technology Officer of Track Data Corp., a real-time market data vendor. During his 14 years at Track Data, he directed engineering for their real-time market ticker feeds and data analysis systems, handling most of the world's stock, options and commodity exchanges, as well as most major national and international news services.

Walter M. Psztur served as Corporate Controller of the Company from September 1997 until September 1998 when he was named Vice President of Finance and Administration. Mr. Psztur was named ICC's Chief Financial Officer in July 1999. From 1993 until September 1997, Mr. Psztur was the Assistant Corporate Controller of Standard Motor Products, an automotive manufacturer and distributor with annual revenues of approximately $700 million. His responsibilities included corporate financial consolidation and reporting, financial operations and financial systems, acquisition analysis and corporate policies and procedures for accounting and financial controls.

        Officers serve, at the discretion of the Board of Directors, until the meeting of the Board of Directors next following each annual meeting of stockholders, subject to their rights, if any, under contracts of employment.

Directors' Compensation

        Directors of the Company do not receive any fixed compensation for serving on the Board of Directors or any Committee of the Board. Board members are reimbursed for all reasonable expenses incurred by them in connection with serving as directors of the Company.

Board Committees

        The audit committee held one meeting in fiscal year 1999. In fiscal year ended July 31, 1999, the audit committee consisted of Mr. Johnston and Mr. Ruel. Mr. Ruel resigned from the Board of Directors as of March 15, 2000 and was replaced on the audit committee by Mr. Ortenzio. The audit committee acts as a liaison between ICC and its independent auditors. The compensation committee was formed in June 1999 and held no meetings in fiscal 1999. The compensation committee initially consisted of Mr. Ortenzio and Mr. Ruel. Mr. Ruel resigned from the Board of Directors as of March 15, 2000 and was replaced on the compensation committee by Mr. Johnston. The compensation committee currently consists of Mr. Johnston and Mr. Ortenzio. The compensation committee has the power and authority to administer ICC's Amended and Restated Stock Option Plan (the "Amended Plan") and review and approve the compensation of the executive officers of the Company and such other employees of the Company as are assigned thereto by the Board of Directors and to make recommendations to the Board of Directors with respect to standards for setting compensation levels.

Meetings of the Board of Directors

        The Board of Directors held seven meetings during the fiscal year ended July 31, 1999. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors.

        The Board of Directors unanimously recommends a vote FOR each of the nominees for director listed above.

        Directors are elected by a plurality vote of the aggregate voting power of the outstanding shares of Class A Common Stock, Class B Common Stock and Series C Preferred Stock, present in person or represented by proxy at the Annual Meeting, voting together as a single class.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth the number of shares of Common Stock owned beneficially as of April 30, 2000 by each director, each executive officer, as well as all directors and executive officers as a group, and by each person that beneficially owns more than 5% of the Company's outstanding Class A Common Stock or Class B Common Stock. Other than as disclosed in the following table and accompanying footnotes, the directors and the named executive officers, and the directors and executive officers as a group, did not beneficially own any other equity securities of the Company. Unless otherwise noted, each individual has sole voting and investment power with respect to the shares indicated as beneficially owned by such individual. Fractional shares are rounded to the nearest whole number.

                                    Class A                     Class B
                                    Common Stock                Common Stock
                               -----------------------------------------------
                                Number of                     Number of
                                 Shares             %          Shares        %
                               -----------------------------------------------

Directors, Executive Officers
and 5% Beneficial Owners (1):

Richard J. Berman (2)           413,827           6.7%          __            *
Dr. Geoffrey S. Carroll (3)     450,000           7.3%          __            *
G. Michael Cassidy (4)          366,791           5.9%          __            *
Michele Golden (5)              675,552          10.9%          __            *
Charles C. Johnston (6)         110,000           1.8%          __            *
Arthur R. Medici (7)            250,000           4.0%          __            *
James A. Ortenzio (8)           120,311           1.9%          __            *

Matthew Wolk (9)                 50,850           0.8%          __            *
Richard Blume (10)              318,077           5.1%          __            *
David Hubbard (11)              130,000           2.1%          __            *
Walter M. Psztur (12)            90,000           1.5%          __            *
Cable & Wireless PLC (13)       847,628          13.7%          __            *
Thomas Lipscomb                      __              *      78,643        91.7%

All directors and executive
officers as a group
(11 persons) (14)             2,975,408          48.1%            0           *

-----------------

*       Less than 1%

(1) The amounts and percentages of Class A Common Stock in the table above do not include shares of Class A Common Stock issuable upon the conversion of the shares of Class B Common Stock listed in the table. The conversion rate used to determine the number of shares of Class A Common Stock issuable upon conversion of shares of Series A Preferred Stock has been set at 200 shares of Class A Common Stock per share of Series A Preferred Stock. The conversion rate used to determine the number of shares of Class A Common Stock issuable upon conversion of shares of Series C Preferred Stock has been set at 44.76 shares of Class A Common Stock per share of Series C Preferred Stock.

(2) Includes 350,000 shares of Class A Common Stock issuable upon the exercise of options.

(3) Consists of 450,000 shares of Class A Common Stock issuable upon the exercise of options.

(4) Includes 251,021 shares of Class A Common Stock issuable upon the exercise of options.

(5) Includes 209,117 shares of Class A Common Stock issuable upon the exercise of options.

(6) Includes 50,000 shares of Class A Common Stock issuable upon the exercise of options.

(7) Includes 174,404 shares of Class A Common Stock issuable upon the exercise of options. Does not include 447,628 shares of Class A Common Stock issuable upon the conversion of 10,000 shares of Series C Preferred Stock owned by Cable & Wireless, of which Mr. Medici is an officer, in which shares Mr. Medici disclaims any beneficial interest.

(8) Includes 30,000 shares of Class A Common Stock issuable upon the exercise of warrants and 50,000 shares of Class A Common Stock issuable upon the exercise of options.

(9) Includes 50,000 shares of Class A Common Stock issuable upon the exercise of options. Does not include 447,628 shares of Class A Common Stock issuable upon the conversion of 10,000 shares of Series C Preferred Stock owned by Cable & Wireless, of which Mr. Wolk is an officer, in which shares Mr. Wolk disclaims any beneficial interest.

(10) Includes 18,000 shares of Class A Common Stock issuable upon the exercise of warrants and 290,000 shares of Class A Common Stock issuable upon the exercise of options.

(11) Consists of 130,000 shares of Class A Common Stock issuable upon the exercise of options.

(12) Includes 63,000 shares of Class A Common Stock issuable upon the exercise of options.

(13) Consists of 447,628 shares of Class A Common Stock issuable upon the conversion of Series C Preferred Stock and 400,000 shares of Class A Common Stock issuable upon the exercise of warrants.

(14)    See notes (2), (3), (4), (5), (6), (7), (8), (9), (10), (11) and (12)
        above.

Certain Relationships and Related Transactions

        ICC has established a strategic global alliance with Cable & Wireless, a global provider of Internet, data, voice and messaging services, to jointly market and sell their respective product and service offerings in the business-to-business e-commerce marketplace. Cable & Wireless will be entitled to commissions for sales of ICC products and services based on quarterly target levels to be agreed upon. These commissions will be payable in shares of Class A Common Stock valued at the then fair market value of such shares.

        As part of these arrangements, Cable & Wireless purchased for $10 million 10,000 shares of Series C Preferred Stock of ICC that is initially convertible into shares of Class A Common Stock at $22.34 per share. Cable & Wireless also received 400,000 warrants to purchase Class A Common Stock of ICC. The warrants are exercisable until January 12, 2005 at $22.21 per share.

        Mr. Medici is an executive officer of Cable & Wireless and Mr. Wolk has been designated by Cable & Wireless as a nominee for election as a Class III director at the Annual Meeting pursuant to an agreement with ICC that allows Cable & Wireless to designate a person for election as a director of ICC. ICC has agreed to allow Cable & Wireless to participate in any equity offering on the same terms and conditions as other purchasers to maintain its percentage interest of ICC.

Executive Compensation

        The following table sets forth the compensation paid or accrued by ICC for services rendered during the fiscal years ended July 31, 1997, July 31, 1998 and July 31, 1999 to our former chief executive officer, our current chief executive officer and the four most highly compensated other executive officers whose compensation in the year ended July 31, 1999 was more than $100,000.

                           Summary Compensation Table

                                  Fiscal
                                  Years                  Annual Compensation
Name and Principal Position       Ended
                                 July 31,           Salary                 Bonus
Richard J. Berman(1).......        1999            $103,848(2)             $--
   Chairman and former             1998                  --                 --
   Chief Executive Officer         1997                  --                 --
Dr. Geoffrey S. Carroll....        1999              16,667                 --
   President and Chief             1998                  --                 --
   Executive Officer               1997                  --                 --
David Hubbard..............        1999             140,000                 --
   Chief Technology Officer        1998             100,000                 --
                                   1997              40,833                 --
G. Michael Cassidy.........        1999             106,250                 --
   Executive Vice President        1998             100,000                 --
  -- Sales                         1997              29,167                 --
Michele Golden.............        1999             105,000                 --
   Executive Vice President        1998             100,000                 --
  -- Business Development          1997              29,167                 --
Walter M. Psztur...........        1999             105,000               10,000
   Chief Financial Officer         1998              87,886                 --
   and Secretary                   1997                  --                 --
----------------------

(1) Mr. Berman resigned as Chief Executive Officer upon Dr. Carroll's appointment as President and Chief Executive Officer on June 30, 1999.

(2) Includes $67,500 paid in cash and 38,750 shares of Class A Common Stock, valued at $36,348 as of September 15, 1998, which Mr. Berman received as payment for his services performed pursuant to his employment agreement during the period from September 15, 1998 through March 15, 1999.

Compensation Committee Interlocks and Insider Participation

        None of the directors or executive officers of the Company had any "interlock" relationship to report during the Company's fiscal year ended June 31, 1999.

Option/SAR Grants

        The following table sets out the options that were granted during the fiscal year ended July 31, 1999.

                        Number of         Percent of total
                        securities         options/SAR's
                        underlying         granted to
                       options/SAR's       employees in    Exercise or base
                        granted (#)         fiscal year      price ($ / Sh)  Expiration date
                        -----------         -----------      --------------  ---------------
Richard J. Berman         250,000             25.6%            $2.50        January 31, 2006
Dr. Geoffrey S. Carroll   150,000             15.4%       $40.00 - $80.00   June 29, 2009
David Hubbard              16,606              1.7%            $2.50        January 31, 2006
Walter M. Psztur           63,652              6.5%            $2.50        January 31, 2006

        During the 1999 fiscal year, additional options were granted under the Amended Plan, subject to stockholder approval of the Amended Plan (see Proposal Two in this Proxy Statement), as follows: options to purchase 100,000 shares of Class A Common Stock were granted to Richard J. Berman, options to purchase 300,000 shares of Class A Common Stock were granted to Dr. Geoffrey S. Carroll and options to purchase 200,000 share of Class A Common Stock were granted to Richard Blume, an Executive Vice President and the Chief Operating Officer of the Company. All of these options were exercisable for $12 per share and expire on June 29, 2009. One-third of these options were exercisable immediately and the balance became exercisable commencing on January 1, 2000. Mr. Blume was also granted immediately exercisable options expiring on June 29, 2009 to purchase
(i) 30,000 shares of Class A Common Stock exercisable at $40.00 per share, (ii) 30,000 shares of Class A Common Stock exercisable at $60.00 per share and (iii) 30,000 shares of Class A Common Stock exercisable at $80.00 per share.

Option Exercises

        There were no Options/SAR Grants exercised during the fiscal year ended July 31, 1999.

Fiscal Year End Option Values

        The following table sets forth the number of securities underlying unexercised options and the value of unexercised in the money options at the end of the fiscal year ended July 31, 1999 for our former chief executive officer, our chief executive officer as of July 31, 1999 and the four most highly compensated other executive officers whose compensation in the year ended July 31, 1999 was more than $100,000.

                         Number of Securities Underlying         Value of
                         Unexercised Options at Fiscal           Unexercised In the
                         Year End                                Money Options at
                                                                 Fiscal Year End
                         Exercisable/Unexercisable               Exercisable/Unexercisable
                         -------------------------               -------------------------
Richard J. Berman(1)             283,334 / 66,666                    $2,062,508 / 749,993
Dr. Geoffrey S. Carroll(2)       250,000 / 200,000                            0 / 0
David Hubbard                    127,334 / 2,667                      1,685,993 / 29,993
G. Michael Cassidy               251,021 / 0                          3,385,153 / 0

Michele Golden                   376,397 / 0                    5,075,879 / 0
Walter M. Psztur                 100,000 / 0                    1,188,370 / 0

--------------

(1) Of these options, 100,000 were granted subject to approval by the stockholders of the Amended Plan.

(2) Of these options, 300,000 were granted subject to approval by the stockholders of the Amended Plan.

Employment Agreements

        Richard J. Berman joined ICC as chairman and chief executive officer under a two-year employment agreement beginning on September 15, 1998. Under the employment agreement, Mr. Berman receives a base salary at an annual rate of $180,000. However, due to ICC's working capital shortage, Mr. Berman agreed to accept, and the Board of Directors unanimously authorized, payment of his salary from September 15, 1998 through December 31, 1998 in shares of Class A Common Stock valued at $2.00 per share and from January 1, 1999 through March 15, 1999 in shares of Class A Common Stock valued at $3.00 per share, both of which values exceeded the fair market value of the Class A Common Stock of $1.10 at the date the employment agreement was signed. As a result of these provisions, Mr. Berman received a total of 38,750 shares of Class A Common Stock. In addition, under the employment agreement Mr. Berman was granted a total of 250,000 options to purchase Class A Common Stock at $2.50 per share stock under our employee stock option plan, one-third of which vested upon employment and the balance vested in 20% increments when the Class A Common Stock attained or exceeded each of following per-share bid prices for twenty consecutive trading days: $7.50, $10.00, $12.50, $15.00 and $17.50.

        Dr. Geoffrey S. Carroll joined ICC as President and Chief Executive Officer on June 30, 1999 under a three year employment arrangement. Under the employment arrangement, Dr. Carroll receives a base salary at an annual rate of at least $350,000 per year. Dr. Carroll is also eligible to receive an annual performance bonus. ICC has granted Dr. Carroll options to purchase Class A Common Stock described under the caption "Option/SAR Grants".

        Richard Blume joined ICC as Chief Operating Officer on June 30, 1999 under a three year employment agreement. Under the employment agreement, Mr. Blume receives a base salary at an annual rate of $250,000 per year. Mr. Blume is also eligible to receive an annual performance bonus. ICC has granted Mr. Blume options to purchase Class A Common Stock described under the caption "Option/SAR Grants".

        We also entered into employment agreements with each of G. Michael Cassidy, David Hubbard and Walter M. Psztur. The employment agreements with Mr. Cassidy and Mr. Hubbard were each for a term of three years ended April 16, 2000. The employment agreement with Mr. Psztur is for a term of two years that ends on July 31, 2000. Under the employment agreements for Mr. Cassidy and Mr. Psztur, each received a base salary at the annual rate of $100,000 and, under Mr. Hubbard's employment agreement, Mr. Hubbard received a base salary at the annual rate of $140,000.

        Ms. Golden entered into a consulting agreement dated as of March 15, 2000 to provide consulting services to the Company for two years for a consulting fee of $250,000 per year. The Company granted Ms. Golden options expiring in March 2010 to purchase 100,000 shares of Class A Common Stock at $84.625 per share.

                  BOARD REPORT TO STOCKHOLDERS ON COMPENSATION

        The Company has compensated its executive officers in accordance with the provisions of their employment agreements which were approved by the Board of Directors prior to the execution and delivery of these agreements. No bonuses were paid to any executive officers in fiscal year 1999 except that Mr. Psztur was paid a bonus of $10,000. See the sections of this Proxy Statement entitled "Employment Agreements", "Executive Compensation", "Option/SAR Grants" and "Fiscal Year End Option Values" and Proposal II for more information.

                                               Richard J. Berman
                                               Dr. Geoffrey S. Carroll
                                               G. Michael Cassidy
                                               Michele Golden
                                               Charles C. Johnston
                                               Arthur R. Medici
                                               James A. Ortenzio
                                               Matthew Wolk

                          STOCK PRICE PERFORMANCE GRAPH

        The following graph illustrates a comparison of the five-year cumulative total stockholder return (change in stock price plus reinvested dividends) of the Company's Common Stock with the CRSP Total Return Index for The Nasdaq SmallCap Market (U.S. and Foreign) (the "Nasdaq Composite Index") and the Internet Software & Services index by Media Financial Services, Inc. (the "Internet Index"). The comparisons in the graph are required by the Securities and Exchange Commission (the "Commission") and are not intended to forecast or be indicative of possible future performance of the Company's Class A Common Stock.

                            July 31,   July 31,     July 31,      July 31,      July 31,      July 31,
                             1994       1995          1996          1997          1998          1999
Internet Commerce
Corporation...........      $100.00    $140.91       $70.45        $38.07         $5.68        $50.00
Nasdaq Composite Index
                            $100.00    $132.58       $143.09       $211.04       $247.93      $394.38
Internet Index 1......      $100.00    $153.93       $171.45       $153.85       $278.42      $768.17

        Assumes a $100 investment on July 31, 1994 in each of the Company's Class A Common Stock, the securities comprising the Nasdaq Composite Index, and the securities comprising the Internet Index.

-------------------------

1     A copy of the list of companies which comprise the Internet Index may be obtained upon request by contacting Internet Commerce Corporation, 805 Third Avenue, 9th Floor, New York, New York 10022.

                                  PROPOSAL TWO

                          APPROVAL OF THE AMENDED PLAN

        The Board of Directors believes that the Company's existing Stock Option Plan is inadequate to provide sufficient incentives for the successful recruitment and retention of key personnel. The Board of Directors has adopted, and is submitting to the stockholders for approval, the Amended Plan, which is an amendment and restatement of the Infosafe Systems, Inc. 1994 Stock Option Plan (the "1994 Plan"), was adopted by the Company June 30, 1999, the full text of which Amended Plan is set forth in Exhibit A to this Proxy Statement. Directors, officers and other employees of the Company, as well as consultants to the Company, are eligible to participate under the Amended Plan. Stockholder approval of Proposal Two is necessary, inter alia, to comply with the listing maintenance standards of Nasdaq, to comply with the provisions of the performance-based compensation exemption from the tax deduction limit imposed by
Section 162(m) of the Internal Revenue Code (the "Code") to the extent permitted by such provisions.

        The main features of the Amended Plan are outlined below, but the outline is qualified by reference to the complete text of the Amended Plan.

General

        The purpose of the Amended Plan is to secure for the Company and its stockholders the benefits arising from capital stock ownership by employees, officers and directors of, and consultants or advisers to, the Company and its subsidiary corporations who are expected to contribute to the Company's future growth and success. Except where the context otherwise requires, the term "Company" shall include all present and future subsidiaries of the Company as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended or replaced from time to time (the "Code").

        The Amended Plan provides for the granting of stock options with respect to up to an aggregate of 5,000,000 shares of Common Stock, subject to adjustment in the event of certain capital changes as described below. Of this number, 1,960,000 shares were available under the 1994 Plan, and 3,040,000 shares were added under the Amended Plan. During any calendar year, no participant in the Amended Plan shall receive Options with respect to more than 300,000 shares of Common Stock. Shares issued under the Amended Plan may be authorized but unissued or reacquired Common Stock, at the discretion of the Committee. As of May 16, 2000, the closing price of a share of Common Stock on The Nasdaq SmallCap Market was $16.00.

Administration

         The Amended Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors of the Company (the "Board of Directors"), which Committee may be the Board of Directors in the absence of another appointment. If and to the extent the Board of Directors determines it is appropriate for the compensation payable as a result of a grant of any Option to qualify as "performance-based compensation" within the meaning of Section

162(m)(4)(C) of the Code, such Option shall be authorized and granted by the Committee (or a subcommittee thereof), which shall consist of two or more individuals appointed by the Board of Directors, all of whom are "non-employee directors" (as defined in Section 162(m) of the Code). If and to the extent it is intended that any grant of an Option to a director or an officer who is a Reporting Person (as the terms "director" and "officer" are defined for purposes of Rule 16b-3) shall comply with Rule 16b-3, the decision to make the Option grant, the timing of the Option grant, the exercise price of the Option, the number of shares subject to the Option and the other terms of the Option shall be determined either by (i) the Board of Directors, (ii) the Committee (or a subcommittee thereof), which shall consist of two or more directors having full authority to act in the matter, each of whom shall be a "non-employee director" within the meaning of Rule 16b-3(b)(3). The Committee has full authority (i) to administer the Amended Plan, including authority to interpret and construe any provision of the Amended Plan and the terms of any Option issued under the Amended Plan and to adopt such rules and regulations for administering the Amended Plan as it may deem necessary or appropriate. Decisions of the Committee shall be final and binding on all parties. The Committee's determinations under the Amended Plan may, but need not, be uniform and may be made on a participant-by-participant basis (whether or not two or more participants are similarly situated).

Eligibility

        Options may be granted to persons selected by the Committee in its discretion who are, at the time of grant, employees, officers or directors of, or consultants or advisers to, the Company. The granting of Options is discretionary, and the Company cannot now determine the number or type of Options that will be granted in the future to any particular person or group.

Awards

        The Amended Plan provides for the grant of stock options not intended to qualify as incentive stock options within the meaning of Section 422 of the Code ("NQOs") and stock options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code ("ISOs") (collectively, "Options") in such amounts and subject to such terms and conditions, as the Committee shall in its discretion determine. Each Option shall be evidenced by an "Option Agreement" containing such terms as the Committee shall determine.

        Non-Qualified Stock Options. The exercise price-per-share of each NQO shall be determined by the Committee on the date of grant, but shall not be less than that required by law. Each NQO first shall become exercisable on such date or dates as the Committee shall determine and set forth in the Option Agreement. Each NQO shall be exercisable in whole or in part for a term, not to exceed ten years, established by the Committee on the date of grant. The Committee may accelerate the date on which an Option may become exercisable or extend the period during which the Option is exercisable. The exercise price shall be paid in cash or a check to the order of the Company in an amount equal to the exercise price of such Options, or by any other means which are permitted by the Committee and which the Committee determines are consistent with the purpose of the Amended Plan and with applicable laws and regulations (including, without limitation, the provisions of Rule 16b-3 and Regulation T promulgated by the Federal Reserve Board).

        In the event of a participant's termination of employment for any reason other than cause, disability (as each such term is defined in the Amended Plan) or death, NQOs generally remain exercisable until the expiration of three months after such termination (or, if earlier, the expiration of their term). In the event of a participant's termination of employment by reason of disability, NQOs shall remain exercisable until the expiration of one year after such termination (or, if earlier, the expiration of their term). In the event of a participant's death while employed or during a three month period following his or her termination of employment, NQOs shall remain exercisable until the expiration of one year after such death. In the event of a participant's termination of employment for cause or a breach by the participant of an employment or confidentiality or non-disclosure agreement, the Option shall expire immediately upon such termination.

        Incentive Stock Options. Generally, ISOs are options that may provide to a participant certain federal income tax benefits that are not available with NQOs, provided that a participant holds the shares acquired upon exercise of an ISO for at least two years after the date the ISO is granted and at least one year after the exercise date. The rules for ISOs under the Amended Plan are the same as with respect to NQOs, except as follows:

        1. The exercise price-per-share of each ISO granted under the Amended Plan must not be less than the fair market value of a share of Common Stock on the date on which such ISO is granted.

        2. An ISO granted to any individual who owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company is subject to the following additional limitations: (i) the exercise price-per-share of the ISO must be at least 110% of the fair market value of a share of Common Stock at the time any such ISO is granted and (ii) the ISO cannot be exercisable after the expiration of five years from the grant date.

        3. The aggregate fair market value of shares of Common Stock with respect to which ISOs are exercisable for the first time by a participant during any calendar year (determined on the grant date) under the Amended Plan or any other plan of the Company or its subsidiaries may not exceed $100,000.

        4. In the event of a participant's termination of employment, ISOs granted to the participant are exercisable to the same extent as described above with respect to NQOs, with the following two exceptions: (A) in no event shall an ISO be exercisable after the expiration of the term set forth in the Option Agreement, and (B) in the event of a termination of employment for any reason other than cause, disability or death, an Option Agreement may permit the exercise of an ISO more than three months after the termination, in which case the Option shall be treated as an NQO (rather than an ISO) to the extent it is exercised more than three months after the termination of employment.

        Cancellation and New Grant of Options, Etc. At any time, with the consent of the affected participant, the Committee may (i) cancel any or all of the participant's outstanding Options and grant in substitution new Options covering the same or different numbers of shares of Common Stock and having an exercise price-per-share which is lower or higher than the exercise price-per-share of the cancelled Options or (ii) amend the terms of any or all of the participant's outstanding Options to raise or lower the Option exercise price-per-share of the Options.

Change of Control Events

        In the event of any sale, merger, transfer or acquisition of the Company in which the Company is not the surviving corporation or the sale of substantially all of the assets of the Company, and provided that after the Company has requested that the acquiring or succeeding corporation or an affiliate of the acquiror substitute equivalent options and such acquiring or succeeding corporation or its affiliate has refused or failed to assume all Options outstanding under the Amended Plan or to issue substantially equivalent options, then any or all outstanding Options under the Amended Plan shall accelerate and become exercisable in full immediately prior to such event and shall remain exercisable until the expiration of a period to be determined by the Committee, which period shall not be less than fifteen days from the date of the notice by the Committee to the holders of such Options, after which such Options shall terminate. The Committee will notify holders of Options under the Amended Plan of such accelerated exercisability. In addition, notwithstanding the foregoing, in the event of a merger, transfer or acquisition of the Company described in this paragraph, the Committee, in its sole discretion, may elect to cancel, effective immediately prior to the occurrence of such event, each Option outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the participant to whom such Option was granted, an amount in cash, for each share of Common Stock subject to such Option equal to the excess of (x) the value, as determined by the Committee in its absolute discretion, of the securities or other property or assets (including cash) to be received by the holder of a share of Common Stock as a result of such event over (y) the exercise price of such Option.

Substitute Options

        The Company may grant Options in substitution for options held by employees of another corporation who become employees of the Company or a subsidiary of the Company, as a result of a merger or consolidation of the employing corporation with the Company or a subsidiary of the Company, as a result of the acquisition by the Company, or one of its subsidiaries, of property or stock of the employing corporation. The Company may direct that substitute Options be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

Transferability of Options

        Options granted under the Amended Plan are exercisable during a participant's lifetime only by the participant and are not transferable by the participant, other than by will or the laws of descent and distribution.

Certain Corporate Changes

        The Amended Plan provides for an adjustment in the number of shares of Common Stock available to be issued under the Amended Plan, the maximum number of shares with respect to which Options may be granted to a Participant in a year, and the number and exercise price-per-share of shares of Common Stock subject to Options upon a change in capitalization of the Company, a stock dividend or split, a merger or combination of shares and certain other similar events.

Amendment and Termination

        The Board of Directors may suspend, discontinue, revise or amend the Amended Plan at any time and in any respect, subject to stockholder approval to the extent necessary to comply with applicable law and any stock exchange listing requirements. No amendment to the Amended Plan may reduce any Option previously granted to a participant without the participant's prior written consent Unless sooner terminated by the Board of Directors, the Amended Plan shall terminate upon the earlier of (i) the close of business on June 29, 2009, or (ii) the date on which all shares available for issuance under the Amended Plan shall have been issued. If the date of termination is determined under (i) above, then Options outstanding on such date shall continue to have force and effect in accordance with the provisions of the Option Agreements.

Summary of Federal Tax Consequences

        The following is a description of the principal federal income tax consequences of Options under the Amended Plan based on present federal tax laws. Federal tax laws may change from time to time and any legislation that may be enacted in the future by the United States Congress may significantly affect the federal income tax consequences described below. No representation is or can be made regarding whether any such legislation shall or may be enacted and/or the impact of any such legislation. The description below does not purport to be a complete description of the tax consequences associated with Options under the Amended Plan applicable to any particular award recipient. Differences in each individual's financial situation may cause federal, state and local tax consequences of awards to vary.

        Non-Qualified Stock Options. In general, a participant shall not be deemed to receive any income at the time an NQO is granted, nor shall the Company be entitled to a federal tax deduction at that time.

        When a participant exercises an NQO, the participant shall recognize ordinary compensation income equal to the excess of (a) the fair market value of the Common Stock received as a result of the exercise of the option on the exercise date over (b) the option exercise price, and the Company shall be entitled to a tax deduction in that amount. The shares acquired by the participant upon exercise of the NQO shall have a tax basis equal to the fair market value of the shares on the exercise date. Upon any subsequent sale of the Common Stock received on exercise of the NQO, the participant shall recognize a capital gain (or loss) in an amount equal to the difference between the amount realized on the sale and such tax basis. Any such gain (or loss) shall be characterized as long-term capital gain (or loss) if the shares have been held for more than one year; otherwise, the gain (or loss) shall be characterized as a short-term capital gain (or loss). A participant's holding period for federal income tax purposes for such shares shall commence on the date following the date of exercise. Short-term capital gain is subject to tax at the same rate as is ordinary income. Under current law, the rate at which net long-term capital gain is taxed varies depending on the participant's holding period and the date the participant disposes of the shares. The Code currently provides that, in general, the net long-term capital gain resulting from the sale of shares held for more than 12 months is subject to tax at a maximum rate of 20% (10% for individuals in the 15% tax bracket). The Code currently provides that net long-term capital gain resulting from dispositions after December 31, 2000 of shares held for more than 5 years may be subject to a reduced rate.

        If all or any part of the exercise price of an NQO is paid by the participant with shares of Common Stock (including, based upon proposed regulations under the Code, shares previously acquired upon exercise of an ISO), no gain or loss shall be recognized by the participant on the shares surrendered in payment. The number of shares received on such exercise of the NQO equal to the number of shares surrendered shall have the same tax basis and holding period, for purposes of determining whether subsequent dispositions result in long-term or short-term capital gain or loss and the applicable tax rates, as the basis and holding period of the shares surrendered. The balance of the shares received on such exercise shall be treated for federal income tax purposes as described in the preceding paragraphs as though issued upon the exercise of the NQO for an exercise price equal to the consideration, if any, paid by the participant in cash. The participant's compensation taxable as ordinary income upon such exercise, and the Company's deduction, shall not be affected by whether the exercise price is paid in cash or in shares of Common Stock.

        Incentive Stock Options. In general, a participant shall not be deemed to receive any income at the time an ISO is granted or exercised if the participant does not dispose of the shares acquired on exercise of the ISO within two years after the grant of the ISO and one year after the exercise of the ISO (discussed more fully in the next paragraph). In such a case, the gain (if any) on a subsequent sale (the excess of the amount received over the exercise price) or loss (if any) on a subsequent sale (the excess of the exercise price over the amount received) shall be a long-term capital gain or loss and shall be subject to tax based on the holding period of the shares, as described in the discussion of NQOs above. However, for purposes of computing the "alternative minimum tax" applicable to a participant, the participant shall include in the participant's alternative minimum taxable income the amount the participant would have included in income if the ISO were an NQO. Such amount may be subject to an alternative minimum tax of 26% or 28%. Similarly, for purposes of making alternative minimum tax calculations, the participant's basis in the stock received on the exercise of an ISO shall be determined as if the ISO were an NQO.

        If a participant sells the shares acquired on exercise of an ISO within two years after the date of grant of the ISO or within one year after the exercise of the ISO, the disposition is a "disqualifying disposition," and the participant shall recognize income in the year of the disqualifying disposition equal to the excess of the amount received for the shares over the exercise price. Of that income, the portion equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price shall be treated as compensation to the participant, taxable as ordinary income, and the balance (if any) shall be long- or short- term capital gain depending on whether the shares were sold more than one year after the ISO was exercised. The federal tax rate applicable to any long-term capital gain depends upon the holding period of the shares, as described above. If the participant sells the shares in a disqualifying disposition at a price that is below the exercise price, the loss shall be a short-term capital loss if the participant has held the shares for one year or less and otherwise shall be a long-term capital loss.

        If a participant uses shares acquired upon the exercise of an ISO to exercise an ISO, and the sale of the shares so surrendered for cash on the date of surrender would be a disqualifying disposition of such shares, the use of such shares to exercise an ISO also would constitute a disqualifying disposition. In such case, proposed regulations under the Code appear to provide that the tax consequences described above with respect to disqualifying dispositions would apply, except that no capital gain would be recognized with respect to such disqualifying disposition. In addition, the basis of the surrendered shares would be allocated to the shares acquired upon exercise of the ISO, and the holding period of the shares so acquired would be determined, in a manner prescribed in proposed regulations under the Code.

        The Company is not entitled to a deduction as a result of the grant or exercise of an ISO. If the participant has compensation taxable as ordinary income as a result of a disqualifying disposition, the Company shall be entitled to a deduction in an amount equal to the compensation income resulting from the disqualifying disposition in the taxable year of the Company in which the disqualifying disposition occurs.

        Deduction Limit under Section 162(m) of the Code. In general, the "Million-Dollar Limit" under Section 162(m) of the Code provides that, subject to certain exceptions, remuneration in excess of $1 million that is paid to certain "covered employees" of a publicly held corporation (generally, the corporation's Chief Executive Officer and its four most highly compensated employees other than the Chief Executive Officer) shall not be deductible by the corporation. Grants of Options generally shall be eligible for an exception to the Million-Dollar Limit applicable to certain qualified "performance-based compensation." In addition, if and to the extent that the Committee determines the Company's federal tax deduction in respect of an Option may be limited as a result of Section 162(m) of the Code, the Committee may delay payments to a participant with respect to the Option, and, in exchange, credit to an account on the books and records of the Company a cash amount equal to the fair market value of the shares of Common Stock subject to such Option (a "Book Account"). The amounts credited to such Book Account (which represents only an unfunded, unsecured promise of the Company to pay such amounts to the participant) shall be paid to the participant within thirty days after the date the Committee determines that the Company's federal tax deduction will not be affected by such payment. As a result, it would appear that the Company's deduction for such amounts would be preserved.

        Withholding of Taxes. Whenever a participant is required to recognize compensation income taxable as ordinary income in connection with an Option, the Company may be obligated to withhold amounts for the payment of federal, state and local taxes. The Company may withhold (i) an amount in cash sufficient to satisfy its withholding obligations (when the income is recognized through the receipt of cash) or (ii) a number of shares, the fair market value of which is sufficient to satisfy such withholding requirements. Additionally, when the income is recognized through the receipt of stock, the Company may require that the participant remit to the Company an amount in cash sufficient to satisfy the Company's withholding obligations. At the election of the participant and subject to the approval of the Committee, the participant may satisfy any such withholding obligations by remitting to the Company shares of Common Stock with a fair market value sufficient to satisfy the withholding obligations.

        Other Tax Matters. Tax consequences different from or in addition to those described above may result in the event of an exercise of an option after the termination of a participant's employment by reason of death. In addition, various state laws may provide for tax consequences that vary significantly from those described above.

New Plan Benefits

        The Company has granted options to purchase shares of Class A Common Stock (the "Initial Options") to certain individuals pursuant to the Amended Plan. If the Amended Plan is approved by stockholders, the following table indicates the amount of such Initial Options to be held by the executive officers, directors, nominees and associates of such officers, directors and nominees of the Company:

                                                     Number of         Dollar
Name and Position                                   Shares (1)        Value (2)
-----------------                                   ----------        ---------

Richard J. Berman..............................      300,000             __
    Chairman and former Chief
    Executive Officer
Dr. Geoffrey S. Carroll........................      500,000             __
    President and Chief
    Executive Officer
David Hubbard..................................      100,000             __
    Chief Technology Officer
G. Michael Cassidy.............................      150,000             __
    Executive Vice President and
    General Manager
Walter M. Psztur...............................      100,000             __
    Chief Financial Officer and
    Secretary
Richard Blume..................................      290,000             __
    Executive Vice President
    and Chief Operating Officer
Michele Golden.................................      150,000             __
    Director
Charles C. Johnston............................       50,000             __
    Director
Arthur R. Medici...............................       50,000             __
    Director
James A. Ortenzio..............................       50,000             __
    Director
Matthew Wolk...................................       50,000             __
    Director
Executive Group (3)............................    1,440,000             __

Non-Executive Director Group (4)...............      350,000             __
Director Nominees..............................    1,300,000             __
Associates of Directors, Executive Officers
    and Nominees...............................           __             __
Other 5% Recipients............................           __             __
Non-Executive Officer Employee Group...........      984,500             __

(1)     Number of shares acquirable upon the exercise of each option grant.

(2) The dollar value of the awards is based on the difference between the fair market value and the exercise price of the Class A Common Stock on the date of grant. All of the Initial Options have exercise prices either equal to or exceeding the fair market value (as defined in the Amended Plan) of the Class A Common Stock on the date of grant.

(3)     This group is comprised of the executive officers of the Company.

(4) Consists of directors of the Company who are not officers or employees of the Company.

        The Board of Directors unanimously recommends a vote FOR approval of the Amended Plan.

        Approval of Proposal Two requires the affirmative vote of a majority of the aggregate voting power of the outstanding shares of Class A Common Stock, Class B Common Stock and Series C Preferred Stock present in person or represented by proxy at the Annual Meeting, voting together as a single class.

                                 PROPOSAL THREE

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, the firm of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending July 31, 2000, subject to ratification by the stockholders at the Annual Meeting.

        The Company's financial statements have been audited by Richard A. Eisner & Co. LLP ("Eisner & Company") since inception. Deloitte & Touche LLP was hired by the Company on May 15, 2000. For more information, please see the Company's Current Report on Form 8-K dated May 18, 2000.

        Eisner & Company's report on ICC's financial statements for the last two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. Further, there have been no disagreements with Eisner & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreement, if not resolved to the satisfaction of such auditors, would have caused such auditors to make reference to the subject matter of the disagreement(s) in connection with their reference report(s) thereon during ICC's two most recent fiscal years.

        If the stockholders reject the appointment, the Board of Directors will reconsider its selection. If the stockholders ratify the appointment, the Board of Directors, in its sole discretion, may still direct the appointment of new independent auditors at any time during the year if the Board of Directors believes it would be in the best interests of ICC.

        Representatives of Richard A. Eisner & Co. LLP are not expected to be present at the Annual Meeting but will be available during the Annual Meeting to respond to appropriate questions by telephone.

        Representatives of Deloitte & Touche LLP are not expected to be present at the Annual Meeting.

        The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company's Independent auditors for the fiscal year ending July 31, 2000.

        Approval of Proposal Three requires the affirmative vote of a majority of the aggregate voting power of the outstanding shares of Class A Common Stock, Class B Common Stock and Series C Preferred Stock present in person or represented by proxy at the Annual Meeting, voting together as a single class.

                              STOCKHOLDER PROPOSALS

        Proposals of stockholders intended to be presented at the annual meeting of stockholders of the Company for the fiscal year ended July 31, 2000 must be received by the Company at the offices of the Company, at 805 Third Avenue, 9th Floor, New York, New York 10022 no later than January 22, 2001 in order to be included in the proxy statement and form of proxy relating to such annual meeting.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Reporting persons are required by Commission regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

        To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, the following current officers and directors failed to file, on a timely basis, reports required by Section 16(a) of the Exchange Act:

        Mr. Berman did not timely file a Form 3 and, in connection with the receipt of certain stock options, bridge warrants, shares of Series A Preferred Stock and Class A Common Stock in 1998 and 1999, did not timely file three Forms
4. Mr. Blume, in connection with the receipt of certain shares of Series A Preferred Stock and Class A Common Stock, did not timely file two Forms 4. Mr. Cassidy did not timely file a Form 3 and, in connection with certain sales of shares of Class A Common Stock, did not timely file a Form 4. Ms. Golden did not timely file a Form 3 and, in connection with the grant of certain options and the exercise of other options in 2000, did not timely file a Form 4. Mr. Hubbard did not timely file a Form 3 and, in connection with the receipt of certain stock options in 1998, did not timely file two Forms 4. Mr. Johnston did not timely file a Form 3 and, in connection with the receipt of certain stock options in 1998, did not timely file a Form 4. Mr. Medici did not timely file eight Forms 4 in connection with various transactions in 1997, 1998, 1999 and 2000. Mr. Ortenzio did not timely file a Form 3 and, in connection with the receipt of certain shares of Class A Common Stock in 1998 and 1999, did not timely file two Forms 4. Mr. Psztur did not timely file a Form 3 and, in connection with the receipt of certain stock options in 1997 and 1998, did not timely file two Forms 4. The Company believes that as of the date of this Proxy Statement that all of its current directors and executive officers are in compliance with the Section 16(a) beneficial ownership reporting requirements.

                                  OTHER MATTERS

        The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

        Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

                                            By order of the Board of Directors,

                                            /s/ Dr. Geoffrey S. Carroll
                                            ------------------------------
                                            Dr. Geoffrey S. Carroll
                                            President and
                                            Chief Executive Officer

Dated:  May 22, 2000

                                                                       EXHIBIT A


                          INTERNET COMMERCE CORPORATION

                                STOCK OPTION PLAN
                   (Amended and restated as of June 30, 1999)

1.      Purpose.

        The purpose of this Internet Commerce Corporation Stock Option Plan (the "Plan") is to secure for INTERNET COMMERCE CORPORATION (the "Company") and its stockholders the benefits arising from capital stock ownership by employees, officers and directors of, and consultants or advisers to, the Company and its subsidiary corporations who are expected to contribute to the Company's future growth and success. Except where the context otherwise requires, the term "Company" shall include all present and future subsidiaries of the Company as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended or replaced from time to time (the "Code"). Those provisions of the Plan which make express reference to Section 422 of the Code shall apply only to Incentive Stock Options (as that term is defined in the Plan) granted under the Plan.

2.      Type of Options and Administration.

        (a) Types of Options. Options granted pursuant to the Plan ("Options") shall be authorized by action of the board of Directors of the Company (the "Board of Directors") (or a committee designated by the Board of Directors of the Company) and may be either incentive stock options within the meaning of Section 422 of the Code ("Incentive Stock Options") or non-qualified options, which are not intended to meet the requirements of Section 422 of the Code.

        Options shall be evidenced by agreements in such form as the "Committee" (as hereinafter defined) shall from time to time approve. All Options granted under the Plan shall be clearly identified in the agreement evidencing such Options as either Incentive Stock Options or as non-qualified options.

        If and to the extent the Board of Directors determines it is appropriate for the compensation payable as a result of a grant of any Option to qualify as "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code, such Option shall be authorized and granted by the compensation committee or a similar committee of the Board of Directors (or a subcommittee thereof), which shall consist of two or more individuals, each of whom is an "outside director" within the meaning of Section 162(m) of the Code and the regulations thereunder.

        (b) Administration. The Plan will be administered by a committee (the "Committee") appointed by the Board of Directors. The delegation of powers to the Committee shall be consistent with applicable laws or regulations (including, without limitation, applicable state law, Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), or any successor rule ("Rule 16b-3") and Section 162(m) of the Code). The Committee may, in its sole discretion, grant Options to purchase shares of the Company's Common Stock, $.01 par value per share ("Common Stock") and issue shares upon exercise of such Options as provided in the Plan. The Committee shall have full authority, subject to the express provisions of the Plan, to administer the Plan, including authority to interpret and construe any provision of the respective Option agreements and the Plan, to prescribe, amend and rescind such rules and regulations relating to the Plan as the Committee shall deem necessary or appropriate, to determine the terms and provisions of the respective Option agreements, which need not be identical, and make all other determinations, which are, in the judgment of the Committee necessary or desirable for the administration of the Plan. All decisions of the Committee with respect to the Plan or any Option agreement shall be final and binding on all parties. The Committee's determinations under the Plan may, but need not, be uniform and may be made on a participant-by-participant basis (whether or not two or more participants are similarly situated). The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency.

               No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

               Subject to adjustment as provided in Section 15 below, the aggregate number of shares of Common Stock that may be subject to Options granted to any person in a calendar year shall not exceed 300,000 shares of Common Stock.

3.      Eligibility.

        (a) General. Options may be granted to persons selected by the Committee, in its discretion, who are, at the time of grant, employees, officers or directors of, or consultants or advisers to, the Company, provided, that, Incentive Stock Options may be granted only to individuals who are employees of the Company (within the meaning of Section 3401(c) of the Code). A person who has been granted an Option may, if he or she is otherwise eligible, be granted additional Options if the Committee shall so determine, although no such person shall have an entitlement to receive a grant of any additional Options.

        (b) Grant of Options to Reporting Persons and Certain "Covered Employees". If and to the extent it is intended that any grant of an Option to a director or an officer who is a Reporting Person (as the terms "director" and "officer" are defined for purposes of Rule

16b-3) shall comply with Rule 16b-3, the decision to make the Option grant, the timing of the Option grant, the exercise price of the Option, the number of shares subject to the Option and the other terms of the Option shall be determined either by (i) the Board of Directors, (ii) a committee consisting of two or more directors having full authority to act in the matter, each of whom shall be a "non-employee director" within the meaning of Rule 16b-3(b)(3) or (iii) pursuant to provisions for automatic grants set forth in Section 3(c) below. If and to the extent it is intended that any Compensation payable as a result of any grant of an Option to an individual who is or may become a "covered employee" within the meaning of
Section 162(m)(3) of the Code shall be considered qualified "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code and the regulations thereunder, the decision to make the Option grant, the timing of the Option grant, the exercise price of the Option, the number of shares subject to the Option and the other terms of the Option shall be determined by a committee consisting of two or more directors having full authority to act in the matter, each of whom shall be an "outside director" within the meaning of Section 162(m)(4)(C) of the Code and the regulations thereunder.

4.      Stock Subject to Plan.

        The stock subject to Options granted under the Plan shall be shares of authorized but unissued or reacquired Common Stock. Subject to adjustment as provided in Section 15 below, the maximum number of shares of Common Stock that may be issued and sold under the Plan since its inception in 1994 is 5,000,000 shares. If an Option granted under the Plan shall expire, terminate or is cancelled for any reason without having been exercised in full, the unpurchased shares subject to such Option shall again be available for subsequent Option grants under the Plan.

5.      Forms of Option Agreements.

        As a condition to the grant of an Option under the Plan, each recipient of an Option shall execute an Option agreement in such form not inconsistent with the Plan as may be approved by the Committee. Such Option agreements may differ among recipients.

6.      Purchase Price.

        General. The purchase price-per-share of stock deliverable upon the exercise of an Option shall be determined by the Committee at the time of grant of such Option; provided, however, that in the case of an Incentive Stock Option or any Option the compensation payable as a result of which is intended to constitute qualified "performance-based compensation" under Section 162(m)(4)(C) of the Code, the exercise price shall not be less than (i) 100% of the Fair Market Value (as hereinafter defined) of such stock, at the time of grant of such Option, or (ii) solely in the case of an Incentive Stock Option described in Section 11(b), 110% of such Fair Market Value. "Fair Market Value" of a share of Common Stock of the Company as of a specified date for the purposes of the Plan shall mean the closing price of a share of the Common Stock on the principal securities exchange on which such shares are traded on the date immediately preceding the date as of which Fair Market Value is being determined, or on the next preceding date on which such shares are traded if no shares were traded on such immediately preceding day, or if the shares are not traded on a securities exchange, Fair Market Value shall be deemed to be the average of the high bid and low asked prices of the shares in the over-the-counter market on the day immediately preceding the date on which such high bid and low asked prices were recorded. If the shares are not publicly traded, Fair Market Value of a share of Common Stock (including, in the case of any repurchase of shares, any distributions with respect thereto which would be repurchased with the shares) shall be determined in good faith by the Committee. In no case shall Fair Market Value be determined with regard to restrictions other than restrictions which, by their terms, will never lapse.

        (b) Payment of Purchase Price. Options granted under the Plan may provide for the payment of the exercise price by delivery of cash or a check to the order of the Company in an amount equal to the exercise price of such Options, or by any other means which are permitted by the Committee in its sole discretion and which the Committee determines are consistent with the purpose of the Plan and with applicable laws and regulations (including, without limitation, the provisions of Rule 16b-3 and Regulation T promulgated by the Federal Reserve Board).

7.      Option Period.

        Each Option shall be exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee on the day on which such Option is granted and set forth in the agreement evidencing such Option; provided, however, that no Option shall be exercisable after the expiration of ten years from the date such Option was granted; and, provided, further, however, that each Option shall be subject to earlier termination, expiration or cancellation as provided in the Plan.

8.      Exercise of Options.

        Each Option granted under the Plan shall be exercisable either in full or in part, subject to the provisions of the Option agreement evidencing such Option and subject to the provisions of the Plan. Subject to the requirements in the immediately preceding sentence, if an Option is not at the time of grant immediately exercisable, the Committee may (i) in the agreement evidencing such Option, provide for the acceleration of the exercise date or dates of the subject Option upon the occurrence of specified events, and/or (ii) at any time prior to the complete termination of an Option, accelerate the exercise date or dates of such Option.

9.      Nontransferability of Options.

        No Option shall be assignable or otherwise transferable by the optionee except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder. An Option may be exercised during the lifetime of the optionee only by the optionee. In the event an optionee dies during his employment by the Company or any of its subsidiaries, or during the three-month period following the date of termination of such employment, his Option shall thereafter be exercisable, during the period specified in the Option agreement, by his executors or administrators to the full extent to which such Option was exercisable by the optionee at the time of his death during the periods set forth in Section 10 or 11(d).

10.     Effect of Termination of Employment or Other Relationship.

        Except as provided in Section 11(d) with respect to Incentive Stock Options, and subject to the provisions of the Plan, an optionee may exercise an Option at any time within three (3) months following the termination of the optionee's employment or other relationship with the Company or within one (1) year if such termination was due to the death or "disability" of the optionee, but, except in the case of the optionee's death, in no event later than the expiration date of the Option. If the termination of the optionee's employment is for cause or is otherwise attributable to a breach by the optionee of an employment or confidentiality or non-disclosure agreement, the Option shall expire immediately upon such termination. The Board of Directors shall have the power to determine what constitutes a termination for cause or a breach of an employment or confidentiality or non-disclosure agreement, whether an optionee has been terminated for cause or has breached such an agreement, and the date upon which such termination for cause or breach occurs. Any such determinations shall be final and conclusive and binding upon the optionee. For purposes hereof, the term "disability" shall mean, except in connection with an Incentive Stock Option, any physical or mental condition that would qualify a Participant for a disability benefit under the long-term disability plan maintained by the Company or, if there is no such plan, a physical or mental condition that prevents the Participant from performing the essential functions of the Participant's position (with or without reasonable accommodation) for a period of six consecutive months or, in connection with an Incentive Stock Option, a disability described in Section 422(c)(6) of the Code. The existence of a disability shall be determined by the Committee in its absolute discretion.

11.     Incentive Stock Options.

        Options that are intended to be Incentive Stock Options shall be subject to the following additional terms and conditions.

        (a) Express Designation. All Incentive Stock Options shall, at the time of grant, be specifically designated as such in the Option agreement evidencing such Incentive Stock Options.

        (b) 10% Shareholder. If any employee to whom an Incentive Stock Option is to be granted is, at the time of the grant of such Incentive Stock Option, the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its "subsidiary corporations" (within the meaning of Section 424 of the Code) (after taking into account the attribution of stock ownership rules of Section 424(d) of the Code), then the following special provisions shall be applicable to the Incentive Stock Option granted to such individual:

               (i) the purchase price per share of the Common Stock subject to such Incentive Stock Option shall not be less than 110% of the Fair Market Value of one share of Common Stock at the time of grant; and

               (ii) the Option exercise period shall not exceed five years after the date of grant.

        (c) Dollar Limitation. For so long as the Code shall so provide, Options granted to any employee under the Plan (and any other incentive stock option plans of the Company) that are intended to constitute Incentive Stock Options shall not constitute Incentive Stock Options to the extent that such options, in the aggregate, become exercisable for the first time in any one calendar year for shares of Common Stock with an aggregate Fair Market Value, as of the respective date or dates of grant, of more than $100,000.

        (d) Termination of Employment, Death or Disability. No Incentive Stock Option may be exercised unless, at the time of such exercise, the optionee is, and has been continuously since the date of grant of his or her Option, employed by the Company, except that:

                      (i) an Incentive Stock Option may be exercised within the period of three months after the date of the optionee ceases to be an employee of the Company (or within such lesser period as may be specified in the applicable Option agreement), provided, that the agreement with respect to such Option may designate a longer exercise period and that the exercise after such three-month period shall be treated as the exercise of a non-qualified Option under the Plan;

                      (ii) if the optionee dies while in the employ of the Company, or within three months after the optionee ceases to be such an employee, the Incentive Stock Option may be exercised by the person to whom it is transferred by will or the laws of descent and distribution within the period of one year after the date of death (or within such lesser period as may be specified in the applicable Option agreement); and

                      (iii) if the optionee's employment is terminated as a result of the optionee's disability, the Incentive Stock Option may be exercised within the period of one year after the date the optionee ceases to be such an employee because of such disability (or within such lesser period as may be specified in the applicable Option agreement).

For all purposes of the Plan and any Option granted hereunder, "employment" shall be defined in accordance with the provisions of Section 1.421-7(h) of the Income Tax Regulations (or any successor regulations). Notwithstanding the foregoing provisions, no Incentive Stock Option may be exercised after its expiration date.

12.     Additional Provision.

        (a) Additional Option Provisions. The Committee (or the Board of Directors) may, in its sole discretion, include additional provisions in Option agreements covering Options including without limitation restrictions on transfer, repurchase rights, rights of first refusal, commitments to pay cash bonuses, to make, arrange for or guarantee loans or to transfer other property to optionees upon exercise of Option, or such other provisions as shall be determined by the Committee in its discretion; provided, that such additional provisions shall not be inconsistent with any other term or condition of the Plan and such additional provisions shall not, unless otherwise specifically intended by the Committee, cause any Incentive Stock Option granted under the Plan to fail to qualify as an Incentive Stock Option within the meaning of
Section 422 of the Code.

        (b) Acceleration, Extension, Etc. The Committee may, in its sole discretion, (i) accelerate the date or dates on which all or any particular Option or options may be exercised or (ii) extend the dates during which all or any particular Option or Options may be exercised; provided, however, that not such extension shall be permitted if it would cause the Plan to fail to comply with Section 422.

13.     General Restrictions.

        (a) Investment Representations. The Company may require (i) any person to whom an Option is granted as a condition of exercising such Option, to give written assurances, in substance and form satisfactory to the Company to the effect that such person is acquiring the Common Stock subject to the Option for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to make such other representations or covenants, and (ii) that any certificates for shares or Common Stock delivered in connection with the exercise of an Option bear such legends in each case as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws, to comply with covenants or representations made by the Company in connection with any public offering of its Common Stock or otherwise.

        (b) Compliance With Securities Law. Each Option shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with the issuance or purchase of shares of Common Stock thereunder, such Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, or satisfaction of such condition shall have been effected or obtained on conditions acceptable to the Board of Directors. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification, or to satisfy such condition. The Committee shall inform an optionee in writing of any decision to defer or prohibit the exercise of an Option. During the period that the effectiveness of the exercise of an Option has been deferred or prohibited, the optionee may, by written notice, withdraw the optionee's decision to exercise and obtain a refund of any amount paid with respect thereto.

14.     Rights as a Shareholder.

        The holder of an Option shall have no rights as a shareholder with respect to any shares covered by the Option (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such shares) until the date of issue of a stock certificate to him or her for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

15. Adjustment Provisions for Recapitalizations, Reorganizations and Related Transactions.

        (a) Recapitalizations and Related Transactions. If, through or as a result of any recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, (i) the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new of different shares or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment shall be made in (x) the maximum number and kind of shares reserved for issuance under the Plan and, to the extent permitted under
Section 162(m) of the Code and the regulations thereunder, the individual limit on grants under Section 2, (y) the number and kind of shares or other securities subject to any then outstanding Options, and (z) the price for each share subject to any then outstanding Options, without changing the aggregate purchase price as to which such Options remain exercisable. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 15 if such adjustment would (i) cause the Plan to fail to comply with Section 422 of the Code or (ii) be considered as the adoption of a new plan requiring stockholder approval.

        (b) Reorganization, Merger and Related Transactions. If the Company shall be the surviving corporation in any reorganization, merger or consolidation of the Company with one or more other corporations, any then outstanding Option granted pursuant to the Plan shall pertain to and apply to the securities or other property (including cash) to which a holder of the number of shares of Common Stock subject to such Options would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the purchase price as to which such Options may be exercised -shall be the same as the aggregate purchase price as to which such Options may be exercised for the shares remaining subject to the Options immediately prior to such reorganization, merger, or consolidation.

        (c) Committee Authority to Make Adjustments. Any adjustments under this
Section 15 will be made by the Committee, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional shares will be issued under the Plan on account of any such adjustments.

16.     Merger, Consolidation, Asset Sale, Liquidation, Etc.

        (a) General. In the event of any sale, merger, transfer or acquisition of the Company of all or substantially all of the assets of the Company in which the Company is not the surviving corporation, if the Company shall have requested the acquiring or succeeding corporation (or an affiliate thereof) to assume all outstanding Options or issue substitute or equivalent options, and such acquiring or succeeding corporation shall have refused or failed to so assume all Options outstanding under the Plan or to so issue substitute or equivalent options, then any and all outstanding Options shall accelerate and become exercisable in full immediately prior to such event. The Committee will notify holders of Options that any such Options shall be fully exercisable for a period of time determined by the Committee in its discretion; provided that such period shall not be less than fifteen (15) days after the date of such notice. The Options, to the extent not exercised, shall terminate upon expiration of the period of time determined by the Committee. In addition, notwithstanding the foregoing, in the event of a merger, transfer or acquisition of the Company described in this Paragraph, the Committee may, in its sole discretion, elect to cancel, effective immediately prior to the occurrence of such event, each Option outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the optionee to whom such Option was granted, an amount in cash, for each share of Common Stock subject to such Option equal to the excess of (x) the value, as determined by the Committee in its absolute discretion, of the securities or other property or assets (including cash) to be received by the holder of a share of Common Stock as a result of such event over (y) the exercise price of such Option.

        (b) Substitute Options. The Company may grant Options in substitution for options held by employees of another corporation who become employees of the Company, or a subsidiary of the Company, as a result of a merger or consolidation of the employing corporation with the Company or a subsidiary of the Company, as a result of the acquisition by the Company, or one of its subsidiaries, of property or stock of the employing corporation. The Company may direct that substitute Options be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

17.     No Special Employment Rights.

        Nothing contained in the Plan or in any Option agreement shall confer upon any optionee any right with respect to the continuation of his or her employment or other relationship with the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation of the optionee.

18.     Other Employee Benefits.

        Except as to plans which by their terms include such amounts as compensation, the amount of any compensation deemed to be received by an employee as a result of the exercise of an Option or the sale of shares received upon such exercise will not constitute compensation with respect to which any other employee benefits of such employee are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Board of Directors.

19.     Amendment of the Plan.

        (a) The Board of Directors may, at any time, suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that if and to the extent required under Section 422 of the Code (if and to the extent that the Board of Directors deems it appropriate to comply with Section 422) and if and to the extent required to treat some or all of the Options as qualified "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code (if and to the extent that the Board of Directors deems it appropriate to meet such requirements), no amendment shall be effective without the approval of the stockholders of the Company, that (i) except as provided in Section 15 hereof, increases the number of shares of Company Stock with respect to which Options may be issued (either to any individual in any year or in the aggregate), (ii) modifies the class of individuals eligible to participate in the Plan or (iii) materially increases the benefits accruing to individuals pursuant to the Plan. Nothing herein shall restrict the Committee's ability to exercise its discretionary authority hereunder, which discretion may be exercised without amendment to the Plan.

        (b) The modification or amendment of the Plan shall not, without the consent of an optionee, reduce his or her rights under an Option previously granted to him or her. The Committee may amend outstanding Option agreements in a manner not inconsistent with the Plan; provided, however, no such amendment shall, without the consent of the optionee, reduce the optionee's rights under such agreement. Notwithstanding the foregoing, the Board of Directors shall have the right to amend or modify the terms and provisions of the Plan and of any outstanding Incentive Stock Options granted under the Plan to the extent necessary to qualify any or all such Options for such favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code and to the extent necessary to ensure that the amounts realized by any optionee who is a "covered employee" within the meaning of Section 162(m) of the Code as a result of an Option constitute qualified "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code.

20.     Withholding.

        (a) The Company shall have the right to deduct from payments of any kind otherwise due to the optionee, whether under the Plan or otherwise, any federal, state or local taxes of any kind required by law to be withheld with respect to any shares issued upon exercise of Options. Subject to the prior approval of the Committee, which may be withheld by the Committee in its sole discretion, the optionee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company to withhold shares of Common Stock otherwise issuable pursuant to the exercise of an Option or (ii) by delivering to the Company shares of Common Stock already owned by the optionee. The shares so delivered or withheld shall have a Fair Market Value equal to such withholding obligation as of the date in the amount of tax to be withheld is to be determined. An optionee who has made an election pursuant to this Section 20(a) may satisfy his or her withholding obligation only with shares of Common Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

        (b) The acceptance of shares of Common Stock upon exercise of an Incentive Stock Option shall constitute an agreement by the optionee (i) to notify the Company if any and all of such shares are disposed of by the optionee within two years from the date the Incentive Stock Option was granted or within one year from the date the shares were issued to the optionee pursuant to the exercise of the Incentive Stock Option, and (ii) if required by law, to remit to the Company, at the time of and in the case of any such disposition, an amount sufficient to satisfy the Company's federal, state and local withholding tax obligations with respect to such disposition, whether or not, as to both (i) and
(ii), the optionee is in the employ of the Company at the time of such disposition.

21.     Cancellation and New Grant of Options, Etc.

        The Committee shall have the authority to effect, at any time and from time to time, with the consent of the affected optionees, (i) the cancellation of any or all outstanding Options and the grant in substitution therefor of new Options covering the same or different numbers of shares of Common Stock and having an Option exercise price-per-share which may be lower or higher than the exercise price-per-share of the cancelled Options or (ii) the amendment of the terms of any and all outstanding Options to provide an Option exercise price-per-share which is higher or lower than the then-current exercise price-per-share of such outstanding Options.

22.     Effective Date and Duration of the Plan.

        (a) Effective Date. The Plan, as originally adopted, became effective August 30, 1994 and was approved by the Company's stockholders on September 21, 1994. The Plan, as amended and restated as of June 30, 1999, shall be effective as of such date provided that the Plan is approved by the Company's stockholders. If such stockholder approval is not obtained within twelve months after the date of the Plan's amendment and restatement, any Options granted in respect of shares in excess of the 1,960,000 shares available under the Plan prior to the Plan's amendment and restatement immediately shall be cancelled and shall be of no force or effect and, the Plan shall remain in effect as it existed immediately prior to such amendment and restatement.

        (b) Termination. Unless sooner terminated in accordance with Section 16, the Plan shall terminate upon the earlier of (i) the close of business on June 29, 2009, or (ii) the date on which all shares available for issuance under the Plan shall have been issued. If the date of termination is determined under (i) above, then Options outstanding on such date shall continue to have force and effect in accordance with the provisions of the instruments evidencing such Options.

23.     Provision for Foreign Participants.

        The Committee may, without amending the Plan, modify Options granted to individuals who are foreign nationals or employed outside the United States to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

24.     Expenses and Receipts.

        The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Option will be used for general corporate purposes.

25.     Limitations Imposed by Section 162(m) of the Code.

        Notwithstanding any other provision hereunder, if and to the extent the Committee determines the Company's federal tax deduction in respect of a non-qualified Option may be limited as a result of Section 162(m) of the Code, the Committee may delay the payment in respect of any such non-qualified Option until a date that is within 30 days after the date that compensation paid to the optionee no longer is subject to the deduction limitation under Section 162(m) of the Code. In the event that an optionee exercises a non-qualified Option at a time when the optionee is a "covered employee" within the meaning of Section 162(m) of the Code, and the Committee determines to delay the payment in respect of such non-qualified Option, the Committee shall credit the Fair Market Value of the Common Stock that otherwise would have been issued to the optionee upon exercise of the Option to an unfunded account on the books and records of the Company. The optionee shall have no rights in respect of such account other than as an unsecured general creditor of the Company, and the amount credited thereto shall not be transferable by the optionee other than by will or laws of descent and distribution. The Committee may credit additional amounts to such account as it may determine in its sole discretion. The amount credited to the account shall be paid to the optionee if and to the extent (and within 30 days after) the Committee determines that the Company's federal tax deduction with respect thereto will not be limited by reason of Section 162(m) of the Code. Any account created hereunder shall represent only an unfunded unsecured promise by the Company to pay the amount credited thereto to the optionee in the future.

26.     Governing Law.

        The provisions of this Plan shall be governed and construed in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws.

                          INTERNET COMMERCE CORPORATION

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      FOR ANNUAL MEETING ON JUNE 19, 2000.

        The undersigned stockholder of Internet Commerce Corporation (the "Company") acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement each dated May 22, 2000 and the undersigned revokes all prior proxies and appoints Dr. Geoffrey S. Carroll and Walter M. Psztur as proxy for the undersigned, each with full power of substitution, to vote all shares of Class A Common Stock, Class B Common Stock and/or Series C Preferred Stock of the Company which the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders to be held at the New York Marriott East Side, 525 Lexington Avenue, New York, New York 10017 at 9:00 a.m., local time, on June 19, 2000 and at any postponement or adjournment thereof, and the undersigned authorizes and instructs such proxies or their substitutes to vote as follows:

1. ELECTION OF DIRECTORS: To elect the nominees listed below to the Board of Directors for the terms set forth in Proposal One of the Proxy Statement:

   FOR all nominees listed below                       WITHHOLD AUTHORITY
      (except as marked to                          to vote for all nominees
      the contrary below) |_|                           listed below  |_|

      (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

Class I Directors
JAMES A. ORTENZIO         |_|
CHARLES C. JOHNSTON       |_|

Class II Directors
G. MICHAEL CASSIDY        |_|
MICHELE GOLDEN            |_|
ARTHUR R. MEDICI          |_|

Class III Directors
-------------------
RICHARD J. BERMAN         |_|
DR. GEOFFREY S. CARROLL   |_|
MATTHEW WOLK              |_|

2. APPROVAL OF THE AMENDED AND RESTATED STOCK OPTION PLAN: To approve the Company's Amended and Restated Stock Option Plan:

               FOR |_|           AGAINST |_|        ABSTAIN |_|

3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS: To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending July 31, 2000:

               FOR |_|           AGAINST |_|        ABSTAIN |_|

and in their discretion, upon any other matters that may properly come before the meeting or any postponement or adjournment thereof.

            (Continued and to be dated and signed on the other side.)

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR SET FORTH IN THE PROXY STATEMENT, FOR APPROVAL OF THE AMENDED AND RESTATED STOCK OPTION PLAN AND FOR RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT AUDITORS AND, IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES, FOR OR AGAINST ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

      Receipt of the Notice of Annual Meeting and of the Proxy Statement and Annual Report of the Company accompanying the same is hereby acknowledged.


  PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.


                                 Dated:                             , 2000
                                       ----------------------------

                                 ------------------------------------------
                                 (Signature of Stockholder)


                                 ------------------------------------------
                                 (Signature of Stockholder)


                                  Please sign exactly as your name(s)
                                  appears on your stock certificate.
                                  If signing as attorney, executor,
                                  administrator, trustee or guardian,
                                  please indicate the capacity in
                                  which signing. When signing as joint
                                  tenants, all parties to the joint
                                  tenancy must sign. When the proxy is
                                  given by a corporation, it should be
                                  signed by an authorized officer.